CONSENT OF FINANCIAL ADVISOR


         We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Guaranty State Bancorp included as Appendix II to the Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             /s/ Wheat, First Securities, Inc.
                                             WHEAT, FIRST SECURITIES, INC.



Richmond, Virginia
Date: January 9, 1998